EXHIBIT 99.1

Rhino Resource Partners LP Announces First Quarter 2014 Financial and Operating Results

LEXINGTON, Ky., May 1, 2014 (GLOBE NEWSWIRE) -- Rhino Resource Partners LP (NYSE:RNO) ("Rhino" or the "Partnership") announced today its financial and operating results for the quarter ended March 31, 2014. For the quarter, the Partnership reported net income of $131.9 million and Adjusted EBITDA of $144.6 million, compared to a net loss of $0.2 million and Adjusted EBITDA of $13.1 million in the first quarter of 2013. Results for the quarter ended March 31, 2014 benefited by a gain of approximately $128 million from the sale of our Utica Shale properties. Diluted income per common unit was $4.45 for the quarter compared to diluted loss per unit of $0.01 for the first quarter of 2013. Total revenues for the quarter were $59.9 million, with coal sales generating $51.2 million of the total, compared to total revenues of $74.5 million and coal revenues of $67.4 million in the first quarter of 2013. (Refer to "Reconciliations of Adjusted EBITDA" included later in this release for reconciliations to the most directly comparable GAAP financial measures).

On April 21, 2014, the Partnership announced a cash distribution of $0.445 per common unit, or $1.78 per unit on an annualized basis. This distribution will be paid on May 15, 2014 to all common unitholders of record as of the close of business on May 1, 2014. No distribution will be paid on the subordinated units.

Chris Walton, President and Chief Executive Officer of Rhino's general partner, stated, "The $179 million of initial proceeds from the sale of our Utica investment reduced our revolving credit debt to $4.2 million at the end of the quarter. We are now essentially a debt free coal and energy company operating in a weak market environment in which a large number of our competitors are struggling with excessive debt loads. The gain from the Utica sale gives us substantial flexibility to maintain distributions on our common units as well as the potential to reinstate the subordinate distribution at the appropriate time. The financial strength resulting from having almost no debt provides us with the flexibility to grow opportunistically within the energy sector.

"We have provided full year 2014 guidance, which includes projected EBITDA from continuing operations of $39 million to $44 million, maintenance capital expenditures of $7 million to $10 million, and cash available for distribution from continuing operations of $29 million to $34 million. The annual distribution on our common units is approximately $31 million at the current level of $1.78 per unit, so we expect to provide approximately one-times coverage on the common distribution despite the weak conditions in the coal markets, which we believe are bottoming, and before receiving a material contribution from the Pennyrile Mine, which we expect will be significant starting in 2015.

"We believe the thermal coal markets are poised to rebound due to the historically low inventory levels of both coal and natural gas. We expect coal demand to pick up as utilities look to replenish low inventories. We believe the low natural gas inventories will necessitate higher prices in order to fill natural gas storage, which we believe will also lead to increased demand for coal.

"At our coal operations, we continue to focus on safety while emphasizing controlling costs. Per ton costs in Central Appalachia decreased year-to-year despite fewer tons produced. While we experienced higher costs due to adverse mining conditions in Northern Appalachia and our western operations, we believe these conditions are largely behind us. We remain fully sold out in 2014 at Hopedale and Castle Valley is also essentially sold out in 2014. We are receiving requests for sales proposals across all of our segments for both spot and term thermal coal sales, which lead us to believe that the thermal market has bottomed.

"The development of the Pennyrile property in western Kentucky is nearing completion with production scheduled to commence later this month. In addition to our initial 800,000 ton contract, we have agreed to test burns that could lead to additional long-term sales agreements. We expect Pennyrile to contribute approximately $7.4 million of available cash based on the initial annual rate of 800,000 tons per year. Pennyrile's projected annual cash contribution could be approximately $20 million when production is increased to an annual run rate of 1.5 million tons per year."

Further, Walton stated "At Rhino Eastern we have fully transitioned to the Eagle #3 mine as we have completed mining the Eagle #1 reserve. This transition to the lower-cost Eagle #3 mine has reduced costs as evidenced by the year over year improvement in our costs per ton and we expect continued cost improvement at Rhino Eastern going forward. Our portions of the losses at Rhino Eastern joint venture were lower compared to the prior year, and we expect further improvements as we operate in the lower-cost Eagle #3 mine."

Oil and Gas

  Utica Shale
    Rhino completed a purchase and sale agreement (the "Purchase Agreement") with Gulfport to sell the Partnership's oil and gas properties in the Utica Shale region for approximately $184 million.
    Approximately $179 million was received at the closing of the Purchase Agreement with the remaining $5 million scheduled to be paid within approximately 90 days of the closing date of the Purchase Agreement, subject to ongoing legal title work related to specific properties.
    Initial proceeds from the Purchase Agreement were used to substantially eliminate Rhino's borrowings on its revolving credit facility.
    The sale of the Utica Shale properties provides Rhino with substantial financial flexibility and provides the Partnership with the potential to expand in either coal or other energy assets.

Coal Operations Update

Pennyrile

  The slope has been driven to intersect with the coal seam and is being advanced to intersect with the completed airshaft.
  Construction continues on the preparation plant and river loadout.
  Initial production is projected to commence in the next few weeks and Pennyrile's Riveredge mine is expected to be a significant cash flow provider once production is ramped up.
  The initial five year sales contract with a regional utility customer for 800,000 tons per year provides a solid base for this operation while discussions continue with additional customers.
  The Pennyrile complex will mine a large contiguous fully permitted, proven reserve of 32.6 million tons located on the navigable Green River in western Kentucky, with unique low cost access to large customer base, including export markets.

Northern Appalachia

  For the first quarter, year over year coal revenues per ton increased $2.76 to $60.85 while cost of operations costs per ton rose by $14.99 to $55.00.
  Cost of operations increased in the first quarter of 2014 as the mining operations at Hopedale advanced into the adjacent 7 seam reserve and encountered adverse geological mining conditions. We believe these adverse conditions are now largely behind us.
  Sales volume was 262,000 tons, versus 349,000 tons in the prior year and 266,000 tons in the prior quarter. The year over year decline was primarily due to fewer sales tons at Hopedale due to railroad transportation constraints. Hopedale remains sold out through 2014.
  Sands Hill continues to align production with committed sales and Rhino continues to pursue additional sales opportunities. Limestone sales were relatively flat during the quarter.

Rhino Western

  Coal revenues per ton in the quarter increased to $41.34 versus $40.50 in the prior year and $40.59 in the prior quarter. Cost of operations was $33.43 versus $31.96 in the prior year and $33.91 in the prior quarter. Sales volume was 231,000 tons versus 237,000 tons in the prior year and 228,000 tons in the prior quarter.
  While taking advantage of inquiries for spot sales of coal from Castle Valley, Rhino is essentially sold out in 2014.

Central Appalachia

  Coal revenues per ton were $72.89 versus $89.32 in the prior year and $82.81 in the prior quarter. Metallurgical coal revenues per ton were $81.17 versus $103.23 in the prior year and $81.42 in the prior quarter. Steam coal revenues were $70.21 per ton versus $78.70 in the prior year and $83.92 in the prior quarter. The quarter over quarter decrease was primarily due to the expiration of a long-term, above-market sales contract with a steam coal customer.
  Cost of operations per ton in the quarter was $59.70 versus $68.21 in the prior year and $61.47 in the prior quarter. Sales volume was 353,000 tons in the quarter versus 420,000 in the prior year and 333,000 tons in the prior quarter. Rhino has maintained its inventories at low levels and continues to focus on unit costs.
  Rhino continues to make limited spot met sales and steam sales at both the Tug River and Rob Fork complexes.

Eastern Met

  Coal revenues per ton were $98.17 versus $121.30 in the prior year and $109.54 in the prior quarter. Cost of operations per ton was $105.48 versus $148.34 in the prior year and $98.06 in the prior quarter. Sales volumes were 76,000 tons versus 51,000 tons in the prior year and 65,000 tons in the prior quarter.
  Rhino Eastern's production and operations have been completely transitioned to the lower-cost Eagle #3 mine. While Eagle #3 is expected to have a capacity of 490,000 tons per year, activity is substantially below that level due to limited contracted sales and low spot prices.

Capital Expenditures

  Maintenance capital expenditures for the first quarter were approximately $1.4 million.
  Expansion capital expenditures for the first quarter were approximately $26.7 million, which consisted primarily of the ongoing development of Pennyrile, along with other internal development projects.

Sales Commitments

The table below displays Rhino's committed coal sales for the periods indicated.

	Q2 to Q4 2014		Year 2015
	Avg Price	Tons	Avg Price	Tons
Northern Appalachia/Illinois Basin	$ 58.42	1,150,804	$ 53.55	1,496,000
Rhino Western	$ 42.11	679,975	$ 41.50	300,000
Central Appalachia	$ 71.80	537,000	$ --	--
Total	$ 56.77	2,367,779	$ 51.54	1,796,000

* Includes Pennyrile tons

Evaluating Financial Results

Rhino management uses a variety of financial measurements to analyze the Partnership's performance, including (1) Adjusted EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

Adjusted EBITDA. Adjusted EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization, including Rhino's proportionate share of these expense items from its Rhino Eastern LLC joint venture, while also excluding certain non-cash and/or non-recurring items. Adjusted EBITDA is used by management primarily as a measure of the Partnership's operating performance. Because not all companies calculate Adjusted EBITDA identically, the Partnership's calculation may not be comparable to similarly titled measures of other companies. Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. (Refer to "Reconciliations of Adjusted EBITDA" included later in this release for reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton. Coal revenues per ton sold represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino's effectiveness in obtaining favorable prices for the Partnership's product.

Cost of Operations Per Ton. Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

Overview of Financial Results

Results for the three months ended March 31, 2014 included:

  Adjusted EBITDA from continuing operations of $7.7 million and net loss from continuing operations of $5.0 million compared to Adjusted EBITDA from continuing operations of $13.0 million and a net loss of $0.3 million in the first quarter of 2013. Including income from discontinued operations of approximately $136.9 million, total net income and Adjusted EBITDA for the three months ended March 31, 2014 were $131.9 million and $144.6 million, respectively. Income from discontinued operations consisted primarily of the gain of approximately $128 million from the sale of the Utica Shale oil and natural gas properties. Both of the 2014 and 2013 figures also include $0.9 million and $1.2 million, respectively, of net loss from the Partnership's joint venture, Rhino Eastern LLC, which also contributes to the Partnership's consolidated Adjusted EBITDA.
  Basic and diluted net loss per common unit from continuing operations of $0.17 compared to basic and diluted net loss per common unit from continuing operations of $0.01 for the first quarter of 2013. Including income from discontinued operations, total basic and diluted net income per common unit was $4.45 for the first quarter of 2014 compared to total basic and diluted net loss per common unit of $0.01 for the first quarter of 2013.
  Coal sales of 0.8 million tons compared to 1.0 million for the first quarter of 2013.
  Total revenues and coal revenues of $59.9 million and $51.2 million, respectively, compared to $74.5 million and $67.4 million, respectively, for the same period of 2013.
  Coal revenues per ton of $60.53 compared to $67.00 for the first quarter of 2013, a decrease of 9.7%.
  Cost of operations from continuing operations of $46.4 million compared to $54.8 million for the same period of 2013.
  Cost of operations per ton from continuing operations of $54.82 compared to $54.44 for the first quarter of 2013, an increase of 0.7%.

Total coal revenues decreased approximately 24.0% due to a decrease in tons sold and lower selling prices resulting from the ongoing weakness in the met and steam coal markets. Coal revenues per ton decreased primarily because of lower prices for metallurgical coal sold in the first quarter of 2014 compared to the same period of 2013, as well as the expiration of an above-market steam coal contract in Central Appalachia. Total dollars spent on cost of operations decreased year to year due to decreased production from ongoing weakness in the met and steam coal markets.  Rhino experienced increased cost of operations per ton during the quarter primarily due to increased per ton costs incurred in Northern Appalachia associated with adverse mining conditions and reduced volumes at Sands Hill due to weak market conditions. These increases in per ton costs were partially offset by a decrease in Central Appalachia's cost of operations per ton.

Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah. Through its Elk Horn subsidiary, the Partnership also leases coal reserves to third parties in exchange for royalty revenues.  For the quarter ended March 31, 2014, the Partnership had five reportable business segments: Central Appalachia (includes results for Elk Horn), Northern Appalachia, Rhino Western, Eastern Met (comprised solely of the Rhino Eastern joint venture with Patriot) and Oil and Natural Gas. Beginning with 2013 year-end reporting, the Partnership included a reportable business segment for its oil and natural gas activities since the total assets for these operations have met the quantitative threshold for separate segment reporting. The Oil and Natural Gas segment includes the Partnership's former Utica Shale properties and its current Cana Woodford activities as well as its Razorback drill pad construction operations and its Muskie joint venture to provide sand for fracking operations. For interim periods in 2013, the Partnership's oil and natural gas activities were included in its Other category for segment reporting purposes. For the interim periods prior to year-end December 31, 2013, the segment data has been reclassified to separately report the Partnership's oil and natural gas activities. Additionally, the Partnership has an Other category that is comprised of the Partnership's ancillary businesses.

The Partnership accounts for the Rhino Eastern joint venture under the equity method. Under the equity method of accounting, only limited information (net income) is presented in the Partnership's consolidated financial statements. The Partnership has presented additional financial and operating details of the Rhino Eastern joint venture toward the end of this section.

(In millions, except per ton data and %)	First Quarter 2014	First Quarter 2013	% Change* 1Q14 / 1Q13
Central Appalachia
Coal revenues	$25.7	$37.5	(31.5%)
Total revenues	$30.6	$41.9	(27.1%)
Coal revenues per ton*	$72.89	$89.32	(18.4%)
Cost of operations	$21.1	$28.7	(26.6%)
Cost of operations per ton*	$59.70	$68.21	(12.5%)
Tons produced	0.342	0.388	(11.8%)
Tons sold	0.353	0.420	(16.1%)
Northern Appalachia
Coal revenues	$15.9	$20.3	(21.3%)
Total revenues	$18.7	$21.9	(14.2%)
Coal revenues per ton*	$60.85	$58.09	4.7%
Cost of operations	$14.4	$13.9	3.3%
Cost of operations per ton*	$55.00	$40.01	37.5%
Tons produced	0.228	0.347	(34.3%)
Tons sold	0.262	0.349	(24.9%)
Rhino Western
Coal revenues	$9.6	$9.6	(0.2%)
Total revenues	$9.6	$9.6	(0.1%)
Coal revenues per ton*	$41.34	$40.50	2.1%
Cost of operations	$7.7	$7.6	2.3%
Cost of operations per ton*	$33.43	$31.96	4.6%
Tons produced	0.250	0.207	20.5%
Tons sold	0.231	0.237	(2.2%)
Oil and Natural Gas**
Coal revenues	n/a	n/a	n/a
Total revenues	$0.7	$0.7	7.9%
Coal revenues per ton	n/a	n/a	n/a
Cost of operations	$0.5	$0.6	(26.4%)
Cost of operations per ton	n/a	n/a	n/a
Other**
Coal revenues	n/a	n/a	n/a
Total revenues	$0.3	$0.4	(18.9%)
Coal revenues per ton	n/a	n/a	n/a
Cost of operations	$2.7	$4.0	(31.0%)
Cost of operations per ton	n/a	n/a	n/a
Total
Coal revenues	$51.2	$67.4	(24.0%)
Total revenues	$59.9	$74.5	(19.5%)
Coal revenues per ton*	$60.53	$67.00	(9.7%)
Cost of operations	$46.4	$54.8	(15.3%)
Cost of operations per ton*	$54.82	$54.44	0.7%
Tons produced	0.820	0.942	(13.0%)
Tons sold	0.846	1.006	(15.9%)
Eastern Met 100% Basis †
Coal revenues	$7.5	$6.2	21.0%
Total revenues	$7.5	$6.2	22.1%
Coal revenues per ton*	$98.17	$121.30	(19.1%)
Cost of operations	$8.0	$7.5	6.3%
Cost of operations per ton*	$105.48	$148.34	(28.9%)
Net income/(loss)	($1.7)	($2.4)	28.4%
Partnership's portion of net income/(loss)	($0.9)	($1.2)	28.4%
Tons produced***	0.079	0.037	116.8%
Tons sold***	0.076	0.051	49.5%

* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The Oil and Natural Gas segment do not relate to coal production. The Other category includes results for Rhino's ancillary businesses. The activities performed by these ancillary businesses do not directly relate to coal production. As a result, coal revenues, coal revenues per ton and cost of operations per ton are not presented for the Oil and Natural Gas segment or the Other category.

*** Rhino Eastern currently produces and sells only premium mid-vol met coal.

† Eastern Met includes the financial data for the Rhino Eastern joint venture in which the Partnership has a 51% membership interest and for which the Partnership serves as manager. The Partnership's consolidated revenue and costs do not include any portion of the revenue or costs of Rhino Eastern since the Partnership accounts for this operation under the equity method. The Partnership only records its proportionate share of net income of Rhino Eastern as a single item in its financial statements, but the Partnership believes the presentation of these items for Rhino Eastern provides additional insight into how this operation contributes to the overall performance of the Partnership.

Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below. Note that the Partnership's Northern Appalachia and Rhino Western segments currently produce and sell only steam coal.

(In thousands, except per ton data and %)**	First Quarter 2014	First Quarter 2013	% Change* 1Q14 / 1Q13
Met coal tons sold	86.3	181.9	(52.6%)
Steam coal tons sold	266.6	238.6	11.7%
Total tons sold	352.9	420.5	(16.1%)

Met coal revenue	$7,005	$18,781	(62.7%)
Steam coal revenue	$18,714	$18,778	(0.3%)
Total coal revenue	$25,719	$37,559	(31.5%)

Met coal revenues per ton	$81.17	$103.23	(21.4%)
Steam coal revenues per ton	$70.21	$78.70	(10.8%)
Total coal revenues per ton	$72.89	$89.32	(18.4%)

Met coal tons produced	107.1	116.7	(8.2%)
Steam coal tons produced	235.3	271.3	(13.3%)
Total tons produced	342.4	388.0	(11.8%)

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

** Excludes data for the Rhino Eastern mining complex located in West Virginia for which the Partnership has a 51% membership interest and serves as manager.

Guidance

For the full year 2014, Rhino is providing guidance as follows:

Full-Year 2014 Guidance
For:	(in millions)
Adjusted EBITDA from continuing operations	$39 - $44
Maintenance Capital Expenditures	$7 - $10
Expansion Capital Expenditures	$35 - $40
Cash Interest Expense	$3 - $4
Cash Available for Distribution from continuing operations	$29 - $34
Production*	3.4 - 3.9
Sales*	3.4 - 3.9

* Guidance for production tons and sale tons includes 51% of expected activity from Rhino Eastern

First Quarter 2014 Financial and Operational Results Conference Call

Rhino's first quarter 2014 financial and operational results conference call is scheduled for today at 11:00 am Eastern time. Participants should call 866-510-0707 (United States/Canada) or 617-597-5376 (International) and utilize the confirmation code 34059842. A live broadcast of the earnings conference call will also be available via the Internet at www.rhinolp.com under 'Investor Relations'.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call 888-286-8010 (United States/Canada) or 617-801-6888 (International) and enter confirmation code 35406268. The recording will be available from 2:00 pm (ET) on Thursday, May 1, 2014 through Thursday, May 8, 2014 at 11:59 pm (ET).

The webcast will be archived on the site for one year.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a growth-oriented limited partnership. Rhino produces metallurgical and steam coal in a variety of basins throughout the United States and it leases coal through its Elk Horn subsidiary.

About Wexford Capital LP

Rhino's general partner, Rhino GP LLC, is an affiliate of Wexford Capital LP ("Wexford"). Wexford is an SEC registered investment advisor with over $4 billion of assets under management. Wexford has particular expertise in the energy/natural resources sector with actively managed investments in coal, oil and gas exploration and production, energy services and related sectors. Through Wexford's extensive portfolio of energy, resource and related investments, it sees an extensive flow of potential new investment opportunities, many which could be suitable for Rhino. Although Wexford has no obligation to provide such investment opportunities to Rhino, it has made available several of these investments to Rhino and expects to be in a position to continue to selectively source and underwrite for Rhino new coal, energy and related investment opportunities.

Additional information regarding Rhino and Wexford is available on their respective web sites – RhinoLP.com and Wexford.com.

Forward Looking Statements

Except for historical information, statements made in this press release are "forward-looking statements." All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading "Coal Operations Update," "Oil and Gas," and "Guidance." These forward-looking statements are based on Rhino's current expectations and beliefs concerning future developments and their potential effect on Rhino's business, operating results, financial condition and similar matters. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will turn out as Rhino anticipates. Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino's control or ability to predict. Therefore, actual results and developments could materially differ from Rhino's historical experience, present expectations and what is expressed, implied or forecast in these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; increased competition in global coal markets and declines in demand for coal; current and future environmental laws and regulations which could materially increase operating costs or limit Rhino's ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; a variety of operating risks, such as unfavorable geologic conditions, natural disasters, mining and processing equipment unavailability, failures and unexpected maintenance problems and accidents, including fire and explosions from methane; fluctuations in transportation costs or disruptions in transportation services could increase competition or impair Rhino's ability to supply coal; a shortage of skilled labor; increases in raw material costs, such as steel, diesel fuel and explosives; Rhino's ability to acquire replacement coal reserves that are economically recoverable; inaccuracies in Rhino's estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds could affect coal consumers and as a result reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino's ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino's dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as resulting from low natural gas prices; disruption in supplies of coal produced by contractors operating Rhino's mines; defects in title in properties that Rhino owns or losses of any of Rhino's leasehold interests; increased labor costs or work stoppages; the ability to retain and attract senior management and other key personnel; and assumptions underlying reclamation and mine closure obligations are materially inaccurate.

Other factors that could cause Rhino's actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

RHINO RESOURCE PARTNERS LP
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AS OF MARCH 31, 2014 AND DECEMBER 31, 2013
(in thousands)
	March 31,	December 31,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 1,097	$ 423
Accounts receivable, net of allowance	24,034	25,461
Inventories	16,822	18,580
Prepaid expenses and other	3,723	4,751
Current assets held for sale	--	454
Total current assets	45,676	49,669
Net property, plant & equipment, incl coal properties, mine development and construction costs	440,241	424,990
Investment in unconsolidated affiliates	21,594	21,243
Other non-current assets	14,724	16,368
Non-current assets held for sale	--	55,497
TOTAL	$ 522,235	$ 567,767
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 18,304	$ 17,710
Current portion of long-term debt	821	1,024
Accrued expenses and other	20,356	22,515
Current liabilities held for sale	--	5,241
Total current liabilities	39,481	46,490
NON-CURRENT LIABILITIES:
Long-term debt	7,162	170,022
Asset retirement obligations	32,535	32,837
Other non-current liabilities	22,458	22,006
Non-current liabilities held for sale	--	41
Total non-current liabilities	62,155	224,906
Total liabilities	101,636	271,396
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL:
Limited partners	405,282	283,339
General partner	13,178	10,801
Accumulated other comprehensive income	2,139	2,231
Total partners' capital	420,599	296,371
TOTAL	$ 522,235	$ 567,767

RHINO RESOURCE PARTNERS LP
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit data)

	Three Months
	Ended March 31,
	2014	2013
REVENUES:
Coal sales	$ 51,235	$ 67,414
Other revenues	8,707	7,053
Total revenues	59,942	74,467
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization)	46,399	54,772
Freight and handling costs	301	235
Depreciation, depletion and amortization	9,232	10,092
Selling, general and administrative (exclusive of depreciation, depletion and amortization)	5,557	5,488
(Gain) loss on sale/disposal of assets—net	(679)	925
Total costs and expenses	60,810	71,512
INCOME FROM OPERATIONS	(868)	2,955
INTEREST AND OTHER (EXPENSE)/INCOME :
Interest expense and other	(3,184)	(1,854)
Interest income and other	3	--
Equity in net income (loss) of unconsolidated affiliate	(917)	(1,372)
Total interest and other (expense)	(4,098)	(3,226)
NET (LOSS) BEFORE INCOME TAXES FROM CONTINUING OPERATIONS	(4,966)	(271)
NET (LOSS) FROM CONTINUING OPERATIONS	(4,966)	(271)
DISCONTINUED OPERATIONS
Income from discontinued operations	136,856	94
NET INCOME/(LOSS)	$ 131,890	$ (177)

General partner's interest in net (loss)/income:
Net (loss) from continuing operations	$ (99)	$ (6)
Net income from discontinued operations	2,737	2
General partner's interest in net income/(loss)	$ 2,638	$ (4)
Common unitholders' interest in net (loss)/income:
Net (loss) from continuing operations	$ (2,795)	$ (152)
Net income from discontinued operations	76,908	51
Common unitholders' interest in net income/(loss)	$ 74,113	$ (101)
Subordinated unitholders' interest in net (loss)/income:
Net (loss) from continuing operations	$ (2,072)	$ (113)
Net income from discontinued operations	57,211	41
Subordinated unitholders' interest in net income/(loss)	$ 55,139	$ (72)
Net (loss)/income per limited partner unit, basic:
Common units:
Net (loss) per unit from continuing operations	$ (0.17)	$ (0.01)
Net income per unit from discontinued operations	4.62	--
Net income/(loss) per common unit, basic	$ 4.45	$ (0.01)
Subordinated units
Net (loss) per unit from continuing operations	$ (0.17)	$ (0.01)
Net income per unit from discontinued operations	4.62	--
Net income/(loss) per subordinated unit, basic	$ 4.45	$ (0.01)
Net (loss)/income per limited partner unit, diluted:
Common units
Net (loss) per unit from continuing operations	$ (0.17)	$ (0.01)
Net income per unit from discontinued operations	4.62	--
Net income/(loss) per common unit, diluted	$ 4.45	$ (0.01)
Subordinated units
Net (loss) per unit from continuing operations	$ (0.17)	$ (0.01)
Net income per unit from discontinued operations	4.62	--
Net income/(loss) per subordinated unit, diluted	$ 4.45	$ (0.01)

Distributions paid per limited partner unit (1)	$ 0.445	$ 0.445
Weighted average number of limited partner units outstanding, basic:
Common units	16,667	15,354
Subordinated units	12,397	12,397
Weighted average number of limited partner units outstanding, diluted:
Common units	16,673	15,354
Subordinated units	12,397	12,397

(1) No distributions were paid on the subordinated units for the three months ended March 31, 2014 and 2013.

Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization). Rhino management believes the presentation of Adjusted EBITDA that includes the proportionate share of DD&A and interest expense for Rhino Eastern is appropriate since the Partnership's portion of Rhino Eastern's net income that is recognized as a single line item in its financial statements is affected by these expense items. Since Rhino does not reflect these proportionate expense items of DD&A and interest expense in its consolidated financial statements, management believes that the adjustment for these expense items in the Adjusted EBITDA calculation is more representative of how management reviews the results of the Partnership and provides investors with additional information that they can use to evaluate Rhino's results.

($ in millions)	First Quarter 2014	First Quarter 2013	Year Ending 2014 (est midpoint)
Net income (loss) from continuing operations	$ (5.0)	$ (0.3)	$ 2.0
Plus:
Depreciation, depletion and amortization (DD&A)	9.2	10.2	34.0
Interest expense	3.2	1.9	4.5
EBITDA from continuing operations	$ 7.4	$ 11.8	$ 40.5
Plus: Rhino Eastern DD&A-51%	0.3	0.2	1.0
Plus: Rhino Eastern interest expense-51%	--	--	--
Plus: Non-cash write-off of mining equipment (1)	--	1.0	--
Adjusted EBITDA from continuing operations	7.7	13.0	41.5
Net income from discontinued operations	136.9	0.1
Adjusted EBITDA	$ 144.6	$ 13.1

(1) During the first quarter of 2013, Rhino incurred a non-cash expense of approximately $1.0 million due to the write-off of a continuous miner that was damaged at one of the Partnership's underground mines in Central Appalachia.  Management believes that the isolation and presentation of this specific item to arrive at Adjusted EBITDA is useful because it enhances investors' understanding of how management assesses the performance of Rhino's business. Management believes the adjustment of this item provides investors with additional information that they can utilize in evaluating Rhino's performance. Additionally, management believes the isolation of this item provides investors with enhanced comparability to prior and future periods of Rhino's operating results.

	Three Months Ended March 31
($ in millions)	2014	2013
Net cash provided by operating activities	$ 11.9	$ 10.6
Plus:
Increase in net operating assets	--	2.7
Gain on sale of assets	137.1	--
Amortization of deferred revenue	0.3	0.3
Amortization of actuarial gain	0.1	--
Interest expense	3.2	1.9
Equity in net income of unconsolidated affiliate	--	--
Less:
Decrease in net operating assets	5.3	--
Accretion on interest-free debt	--	0.1
Amortization of advance royalties	--	--
Amortization of debt issuance costs	1.4	0.3
Equity-based compensation	0.1	0.3
Loss on sale/disposal of assets	--	0.9
Accretion on asset retirement obligations	0.6	0.6
Equity in net loss of unconsolidated affiliates	0.9	1.4
EBITDA	$ 144.3	$ 11.9
Plus: Rhino Eastern DD&A-51%	0.3	0.2
Plus: Rhino Eastern interest expense-51%	--	--
Plus: Non-cash write-off of mining equipment (1)	--	1.0
Adjusted EBITDA	$ 144.6	$ 13.1
Less: Net income from discontinued operations	(136.9)	(0.1)
Adjusted EBITDA from continuing operations	$ 7.7	$ 13.0

(1) During the first quarter of 2013, Rhino incurred a non-cash expense of approximately $1.0 million due to the write-off of a continuous miner that was damaged at one of the Partnership's underground mines in Central Appalachia. Management believes that the isolation and presentation of this specific item to arrive at Adjusted EBITDA is useful because it enhances investors' understanding of how management assesses the performance of Rhino's business. Management believes the adjustment of this item provides investors with additional information that they can utilize in evaluating Rhino's performance. Additionally, management believes the isolation of this item provides investors with enhanced comparability to prior and future periods of Rhino's operating results.

CONTACT: Investor Contacts:
         Scott Morris
         +1 859.519.3622
         smorris@rhinolp.com